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                                                                 Exhibit (g)(ix)

                  MASTER FUND ACCOUNTING AND SERVICES AGREEMENT


This AGREEMENT is made as of October 1, 2005 by and among each regulated management investment company identified on Appendix A hereto (each such management investment company and each regulated management investment company made subject to this Agreement in accordance with Section 11.5 below shall hereinafter be referred to as a "FUND" and are sometimes collectively hereinafter referred to as the "FUNDS"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, having its principal place of business at One Lincoln Place, Boston, Massachusetts 02111 (the "ACCOUNTING AGENT").

      WHEREAS, each Fund desires to retain the Accounting Agent to perform certain fund accounting and recordkeeping services;

      WHEREAS, each Fund may or may not be authorized to issue common stock or shares of beneficial interest ("SHARES") in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

      WHEREAS, each Fund so authorized intends that this Agreement be applicable to its series of Shares (as identified on Appendix A hereto (such series together with all other series subsequently established by such Fund and made subject to this Agreement in accordance with Section 11.6 below, shall hereinafter be referred to as the "PORTFOLIO(S)"));

      WHEREAS, each Fund not so authorized intends that this Agreement be applicable to it and that all references hereinafter to one or more "Portfolio(s)" shall be deemed to refer to such Fund(s); and

      WHEREAS, the Accounting Agent is willing to perform such services upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

SECTION 1. APPOINTMENT OF ACCOUNTING AGENT.

      Each Fund hereby appoints Accounting Agent for purposes of providing certain fund accounting, recordkeeping and related services for the period and on the terms set forth in this Agreement. Accounting Agent accepts such appointment and agrees to render the services stated herein upon the terms and conditions hereinafter set forth.

SECTION 2. DUTIES OF THE ACCOUNTING AGENT.

      SECTION 2.1 BOOKS OF ACCOUNT.
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      The Accounting Agent shall maintain the books of account of each Fund and shall perform such other duties set forth on Schedule A hereto (collectively, the "SERVICES") in the manner prescribed by such Fund's currently effective prospectus, statement of additional information or other governing document, certified copies of which have been supplied to the Accounting Agent (a "GOVERNING DOCUMENT").

      Each Fund shall provide timely prior notice to the Accounting Agent of any modification in the manner in which such duties/calculations are to be performed as prescribed in any revision to such Fund's governing document and shall supply the Accounting Agent with certified copies of all amendments and/or supplements to the governing documents in a timely manner. For purposes of calculating the net asset value of a Fund, the Accounting Agent shall value each Fund's portfolio securities utilizing prices obtained from sources designated by such Fund (collectively, the "AUTHORIZED PRICE SOURCES") on a Price Source Authorization substantially in the form attached hereto as Exhibit A, as the same may be amended from time to time, or otherwise designated by means of Proper Instructions (as such term is defined in Section 3.3 below) (the "PRICE SOURCE AUTHORIZATION"). The Accounting Agent shall not be responsible for any revisions to calculation methods made by the Fund unless such revisions are communicated in writing to the Accounting Agent.

      SECTION 2.2 RECORDS.

      The Accounting Agent shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of each Fund under the Investment Company Act of 1940, as amended, specifically Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the applicable Fund and shall at all times during the regular business hours of the Accounting Agent be open for inspection by duly authorized officers, employees or agents of the applicable Fund and employees and agents of the Securities and Exchange Commission. Subject to Section 5 below, the Accounting Agent shall preserve for the period required by law the records required to be maintained thereunder.

      Each Fund acknowledges that, in keeping the books of account of such Fund and/or making the calculations described herein with respect to Fund property released and delivered pursuant to Section 2.2(14), or purchased pursuant to
Section 2.6(7) of such Fund's custodial services agreement with State Street Bank and Trust Company or otherwise with regard to free deliveries or payments of Fund assets or monies effected by a Fund's custodian, the Accounting Agent is authorized and instructed to rely upon information provided to it by such Fund, such Fund's counterparty(ies) (as identified by free delivery or free payment instructions issued pursuant to the relevant custody agreement), or the authorized agents of either of them.

      SECTION 2.3 APPOINTMENT OF AGENTS AND OTHERS.

      The Accounting Agent is authorized to and may employ or associate with such person or persons, entity or entities as the Accounting Agent may deem desirable to assist it in performing its duties under this Agreement ("DELEGATE(S)"); provided, however; (a) Accounting Agent may not


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delegate more fifty percent of any service to such Delegate without the prior written approval of the Fund which shall not be unreasonably withheld; (b) Accounting Agent shall pay all compensation and expenses of such Delegates; (c) Accounting Agent shall be fully responsible for the acts and omissions of such Delegates as Accounting Agent is for its own acts and omissions; and (d) Accounting Agent agrees that as used in this paragraph, the references to Delegates apply only to the provision of services by temporary workers or sub-contractors for the purpose of handling short-term increases in Fund activity or short-term shortage of Accounting Agent personnel.

SECTION 3. DUTIES OF EACH FUND.

      SECTION 3.1 DELIVERY OF INFORMATION.

      Each Fund shall provide, or shall cause a third party to provide, timely notice to the Accounting Agent of certain data as a condition to the Accounting Agent's performance described in Sections 1 and 2 above. The data required to be provided pursuant to this section is set forth on Schedule B hereto, which schedule may be separately amended or supplemented by the parties from time to time.

      The Accounting Agent is authorized and instructed to rely upon the information it receives from the Fund or any of its Authorized Price Sources, Authorized Persons or Third Party Agents (as such terms are defined in Section
3.3 below and pursuant to instructions as defined in Section 3.3 below). Except as otherwise required by the Price Source Authorization with respect to data obtained from Authorized Price Sources, the Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of any Fund.

      SECTION 3.2 DELIVERY OF DOCUMENTS.

      Each Fund will promptly deliver to the Accounting Agent copies of each of the following documents and all future amendments and supplements, if any:

      a.    The Fund's Declaration and by-laws;

      b. The Fund's currently effective registration statement under the Securities Act of 1933, as amended (the "1933 ACT"), and the 1940 Act and the Fund's Prospectus(es) and Statement(s) of Additional Information relating to all Portfolios and all amendments and supplements thereto as in effect from time to time;

      c. Certified copies of the resolutions of the Board of Directors or Board of Trustees of the Fund (the "BOARD") authorizing (1) the Fund to enter into this Agreement and (2) certain individuals or entities on behalf of the Fund to (a) give instructions to the Accounting Agent pursuant to this Agreement and (b) sign checks and pay expenses;


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      d.    A copy of the investment advisory agreement between the Fund and its investment adviser; and

      e. Such other certificates, documents or opinions which the Accounting Agent reasonably believes to be necessary or appropriate in the proper performance of its duties, subject to the consent of the Fund, which consent shall not be unreasonably withheld.

      SECTION 3.3 PROPER INSTRUCTIONS.

      Each Fund and any person/entity duly authorized by such Fund for such communication ("AUTHORIZED PERSON(S)") shall communicate to the Accounting Agent by means of Proper Instructions. Proper Instructions shall mean (i) a writing signed or initialed by one or more Authorized Persons as the Board of a Fund shall have from time to time authorized or (ii) communication effected directly between a Fund or its duly authorized third-party agents (each, a "THIRD PARTY AGENT") and the Accounting Agent by electro-mechanical or electronic devices, provided that such Fund and the Accounting Agent have approved such security procedures. Upon the effectiveness of this Agreement, each Fund shall provide to the Accounting Agent a list of all Authorized Persons (with signature specimens and such other information as the Accounting Agent may reasonably require) in form and substance satisfactory to the Accounting Agent. The Accounting Agent may rely upon any Proper Instruction reasonably believed by it to be genuine and to have been properly issued by an Authorized Person or on behalf of the applicable Fund and the Accounting Agent shall not be held to have notice of any change of authority of an Authorized Person (or any other person or entity) until receipt of written notice from the applicable Fund. Oral instructions shall be considered Proper Instructions if the Accounting Agent reasonably believes them to have been given by an Authorized Person. The Fund shall cause all oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate. The Fund shall give timely Proper Instructions to the Accounting Agent in regard to matters affecting accounting practices and the Accounting Agent's performance pursuant to this Agreement.

      SECTION 4. REPRESENTATIONS AND WARRANTIES

      a. The Accounting Agent represents and warrants to, and covenants with, the Funds that:

            (i) It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

            (ii) It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

            (iii) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;


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           (iv)   No legal or administrative proceedings have been instituted or threatened which would impair the Accounting Agent's ability to perform its duties and obligations under this Agreement;

           (v) Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Accounting Agent or any law or regulation applicable to it; and

           (vi) It will comply with all applicable securities, banking, tax, commodities and other laws, rules and regulations applicable to it in connection with and as applicable to its provision of services hereunder.

      b. Each Fund represents and warrants to, and covenants with, the Accounting Agent that:

           (i) It is a business trust, duly organized, existing and in good standing under the laws of Massachusetts;

           (ii) It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

           (iii) All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

           (iv)   It is an investment company duly registered under the 1940
                  Act;

           (v) A registration statement under the 1933 Act and the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement. The Fund also warrants to the Accounting Agent that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made;

           (vi) No legal or administrative proceedings have been instituted or threatened which would impair the Fund's ability to perform its duties and obligations under this Agreement;

           (vii) Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it; and

           (viii) It will comply with all securities, banking, tax, commodities and other laws, rules and regulations applicable to it.

SECTION 5. STANDARD OF CARE; LIMITATION OF LIABILITY.


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      The Accounting Agent shall, at all times, act in good faith and exercise reasonable care in performing the Services. The Accounting Agent shall be responsible for the performance of only the Services and, except as otherwise provided under Section 2.3 above, shall have no responsibility for the actions or activities of any other party, including other service providers, except as described in Section 2.3 above. The Accounting Agent shall be entitled to obtain, rely on and act upon the advice of counsel for the Fund on all matters. The Accounting Agent shall be without liability for any action reasonably taken or omitted in good faith in accordance with the advice of counsel for the Fund. For the avoidance of doubt, it is hereby specifically understood and agreed that nothing in this Section shall be construed as imposing upon the Accounting Agent any obligation to seek such advice of counsel for the Fund. Without in any way limiting the generality of the foregoing, the Accounting Agent shall in no event be liable for any loss or damage arising from causes beyond its control or, on an industry standard basis, its anticipation.

      Each Fund, any Third Party Agent or Authorized Price Sources from which the Accounting Agent shall receive or obtain certain records, reports and other data utilized or included in the services provided hereunder are responsible for the contents of such information including, without limitation, the accuracy thereof and each Fund agrees to make no claim against the Accounting Agent arising out of the contents of such third-party data including, but not limited to, the accuracy thereof. The Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered as a result of the Accounting Agent's reasonable reliance on and utilization of such information, except as otherwise required by the Price Source Authorization with respect to the use of data obtained from Authorized Price Sources. The Accounting Agent shall have no responsibility and shall be without liability for any loss or damage caused by the failure of any Fund, Authorized Person or Third Party Agent to provide it with the information required by Section 3.1, Section 3.2 or Section 3.3 above. Further, and without in any way limiting the generality of the foregoing, the Accounting Agent shall have no liability in respect of any loss, damage or expense suffered by the Fund or any third party, insofar as such loss, damage or expense arises from the performance of the Accounting Agent's duties hereunder by reason of the Accounting Agent's good faith reliance upon records that were maintained for any Fund by any entity other than the Accounting Agent prior to such Fund's appointment of the Accounting Agent pursuant to this Agreement.

      The Accounting Agent shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent caused by or resulting from the negligence, bad faith or willful misconduct of the Accounting Agent, its directors, officers, employees or Delegates. No party hereto shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. For the avoidance of doubt, it is hereby acknowledged that the damage limitations set forth in the immediately preceding sentence are not intended to relieve the


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Accounting Agent from any responsibility that it may otherwise have to a Fund under this Agreement for foreseeable loss incurred by such Fund as a direct result of the Accounting Agent's negligent calculation of such Fund's net asset value.

      In any event, for any liability or loss suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended, or any liability relating to the Fund's compliance with any federal or state tax or securities statute, regulation or ruling, the Accounting Agent's liability under this Agreement with respect to the Services "n" through "aa" as set forth on Schedule A hereto only shall be limited to such amount as may be agreed upon from time to time by the parties hereto. This limitation on liability shall not be applicable to any other services listed on said Schedule A.

      Each Fund agrees to indemnify and hold the Accounting Agent and its directors, officers, employees and Delegates free and harmless from any expense, loss, cost, damage or claim, including reasonable attorney's fees and expenses (collectively, "LOSSES"), suffered by the Accounting Agent and caused by or resulting any claim, demand, action or suit (collectively, "CLAIMS") in connection with any action or omission by the Accounting Agent in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been communicated by Authorized Persons, or from the acts or omissions of such Fund or any authorized third-party whose services the Accounting Agent must rely upon in performing services hereunder, provided, however, that this indemnification shall not apply to actions or omissions of the Accounting Agent, its directors, officers, employees or Delegates in cases of its or their own negligence, bad faith or willful misconduct.

      The indemnifications contained herein shall survive the termination of this Agreement.

      Each Fund acknowledges and agrees that, with respect to investments it maintains with an entity which may from time to time act as a transfer agent for uncertificated shares of regulated investment companies (the "UNDERLYING TRANSFER AGENT"), such Underlying Transfer Agent is the sole source of information on the number of shares held by it on behalf of a Fund and that the Accounting Agent has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Accounting Agent in performing its duties under this Agreement.

SECTION 6. DISASTER RECOVERY AND BUSINESS CONTINUITY.

      The Accounting Agent shall implement and maintain reasonable disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions of the Accounting Agent in a manner and time frame consistent with legal, regulatory and business requirements applicable to the Accounting Agent in its provision of Services hereunder. In the event of any disaster which causes a business interruption, the Accounting Agent shall act in good faith and take reasonable steps to minimize service interruptions.


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SECTION 7. SERVICE LEVEL DOCUMENTS.

      The Fund and the Accounting Agent may from time to time, in good faith, agree on certain performance measures by which the Accounting Agent is expected to provide the services contemplated by this Agreement ("SERVICE LEVEL DOCUMENTS"). The Service Level Documents are designed to provide metrics and other information which may be utilized by the parties to help measure performance. The parties agree Service Level Documents reflect performance measures as opposed to specific contractual obligations. Notwithstanding, the parties agree that (a) the Accounting Agent's inability to achieve such performance measures may give rise to grounds for termination pursuant to
Section 9 below; and (b) the Accounting Agent's performance and/or non-performance of the services, separate and apart from the performance measures in the Service Level Documents, may give rise to any remedies in tort or contract that the Fund may assert against Accounting Agent under the terms of this Agreement.

SECTION 8. COMPENSATION OF ACCOUNTING AGENT; EXPENSE REIMBURSEMENT.

      The Accounting Agent shall be entitled to reasonable compensation for its services and reasonable expenses as Accounting Agent, as agreed upon from time to time between the Fund and the Accounting Agent. All expenses in excess of $500 must be pre-approved by the Fund in writing and such approval shall not be unreasonably withheld.

      At no additional charge to the Fund, the Accounting Agent shall provide the office facilities, equipment, supplies, the personnel and other items determined by it to perform the services contemplated herein. Each Fund agrees promptly to reimburse the Accounting Agent for any equipment and supplies specially ordered in writing by or for such Fund through the Accounting Agent and for any other reasonable expenses not contemplated by this Agreement that the Accounting Agent may incur on a Fund's behalf at a Fund's request or with the Fund's consent. All such equipment, supplies and expenses must be pre-approved by the Fund in writing and such approval shall not be unreasonably withheld.

      Each Fund will bear all expenses that are incurred in its operation and not assumed by the Accounting Agent. Expenses to be borne by the Funds, include, but are not limited to: the Fund's organizational expenses; cost of services of independent accountants and the Fund's outside legal and tax counsel (including such counsel's review of the Fund's registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Accounting Agent under this Agreement); cost of any services contracted for by the Fund directly from parties other than the Accounting Agent; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums applicable to the Fund's operation; costs incidental to any meetings of shareholders (excluding costs specifically assumed by the Accounting Agent) including, but not limited to, the Fund's legal and accounting fees, proxy filing fees and the costs of printing and mailing of any proxy materials; costs incidental to Board meetings (excluding costs specifically assumed by the Accounting Agent), including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or


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employee of the Fund; costs of printing and distribution of the Fund's registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of filing of the Fund's tax returns, Form N-1A or N-2, Form N-CSR, Form N-Q, Form N-PX and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the Fund's fidelity bond and directors' and officers' liability insurance; and cost of independent pricing services that have been approved by the Fund used in computing the Portfolios' net asset values.

SECTION 9. TERM OF AGREEMENT; AMENDMENT.

      a. This Agreement shall become effective on the date of its execution and shall remain in full force and effect for a period of three (3) years from the effective date (the "INITIAL TERM"), and thereafter shall automatically continue in full force and effect unless either party terminates this Agreement by written notice to the other party at least ninety (90) days prior to the date of termination.

      b. During the Initial Term and thereafter, the Accounting Agent may, at its discretion, terminate the Agreement for cause with respect to (1) one or more Portfolios; and/or (2) the Fund in its entirety by providing not less than 60 days prior written notice to the Fund upon occurrence of any of the following termination events:

      (A) Fund has been convicted, pled guilty or pled no contest to criminal conduct in a criminal proceeding;

      (B) Fund has been found to have violated federal or state law in an administrative or regulatory proceeding; provided such violation (1) involves unethical conduct; and (2) Accounting Agent reasonably believes that such violation would have a material adverse impact on Accounting Agent's ability to perform services under this Agreement:

      (C) Fund has encountered financial difficulties which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other that said Title 11, of any jurisdiction relation to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;

      (D) Fund has been terminated for cause by the Accounting Agent pursuant to the terms of (1) any fund accounting or custody agreement between Accounting Agent or Fund, or (2) any fund accounting, custody or administrative agreement between Accounting Agent and Charles Schwab Investment Management, Inc. ("CSIM") or any other investment company other than the Fund advised by CSIM;


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      (E)   CSIM has been terminated for cause by the Accounting Agent pursuant to the terms of any agreement between Accounting Agent and CSIM;

      (F) Fund attempts to assign this Agreement in violation of Section 11.3 of this Agreement; and

      (G) Fund has committed a material breach of this Agreement, and such breach has not been remedied by the Fund within sixty days written notice of such breach by Accounting Agent.

      c. During the Initial Term and thereafter, Fund, at its discretion, may terminate this agreement for cause with respect to (1) one or more Portfolios, and/or (2) the Fund in its entirety by providing at least 60 days written notice to Accounting Agent upon the occurrence of any of the following termination events;

      (A) Accounting Agent has been convicted, pled guilty or pled no contest to criminal conduct in any criminal proceeding in connection with the provision of fund administration, fund accounting and/or custody services to any client;

      (B) Accounting Agent has been found to have violated federal or state law in any administrative or regulatory proceeding; provided such violation (1) involves unethical behavior and (2) relates to the provision of administrative services, fund accounting services and/or custody services to any client;

      (C) Accounting Agent has encountered financial difficulties which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;

      (D) Accounting Agent has been terminated by the Fund for cause pursuant to the terms of (1) any administration or custody agreement between Accounting Agent and Fund, or (2) any administration, custody or fund accounting agreement between Accounting Agent and CSIM or any investment company (other than Fund) advised by CSIM;

      (E) Accounting Agent has been terminated by CSIM for cause pursuant to the terms of any sub-administrative agreement between Accounting Agent and or its affiliates and CSIM;

      (F) Accounting Agent transfers fifty percent (50%) or more of any class of its voting securities; (2) transfers all, or substantially all, of its assets to a non-affiliate; or (3) attempts to assign this Agreement in violation of Section 11.3 of this Agreement; and

      (G) In Fund's reasonable opinion, Accounting Agent has not achieved one or more of the performance measures set forth in any Service Level Document established pursuant to


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pursuant to Section 7 of this Agreement, and a plan or revised plan has not been put into place in accordance with the following procedures: In the event that Fund reasonably believes that the Accounting Agent has not met one or more of the performance measures set forth in any Service Level Document during any calendar quarter or other period of measurement as may be set forth in any Service Level Document, the Fund may, in its discretion, submit a written deficiency notice to Accounting Agent outlining the performance deficiencies ("DEFICIENCY NOTICE"). Such Deficiency Notice must be provided to Accounting Agent within 20 days of the end of such quarter. After receipt of such notice, Accounting Agent shall present the Fund with a written plan to address the deficiencies set forth in the Deficiency Notice (the "PLAN"). Such Plan must be provided to Fund within 30 days after receipt of the Deficiency Notice. If Accounting Agent fails to submit a Plan within such 30 day period, Fund may terminate the Agreement upon 60 days written notice to the Accounting Agent. The Fund, in its discretion, may accept the Plan or reject the Plan ("REJECTION NOTICE"). Such Rejection Notice must be submitted to the Accounting Agent within 15 days after submission of the Plan. If Fund fails to provide a Rejection
Notice within such 15 days period, it shall be presumed that Fund accepted the Plan. In the event, Fund submits a Rejection Notice, Accounting Agent shall submit a revised plan ("REVISED PLAN") to the Fund. Such Revised Plan must be provided to Fund within 30 days after provision of the Rejection Notice. If Accounting Agent fails to submit a Revised Plan within such 30 day period, Fund may terminate the Agreement upon 60 days written notice to Accounting Agent. The Fund, in its sole discretion, may accept the Revised Plan or reject the Revised Plan ("DENIAL NOTICE"). Any Denial Notice must be submitted to Accounting Agent within 15 days after provision of the Revised Plan. If Fund fails to provide a Denial Notice within such 15 day period, it shall be presumed that Fund accepted the Revised Plan. If Fund provides a Denial Notice to Accounting Agent, Fund may, in its sole discretion, terminate this Agreement upon 60 days written notice to Accounting Agent. Such termination notice must be submitted to Accounting Agent within 60 days after provision of the Denial Notice.

      (H) Accounting Agent has committed a material breach of this Agreement and such breach has not been remedied by the Accounting Agent within sixty days written notice of such breach by Fund.

      d. Termination of this Agreement with respect to any given Portfolio or Fund shall in no way affect the continued validity of this Agreement with respect to any other Portfolio or Fund.

      e. Upon termination of this Agreement, the Fund shall pay to the Accounting Agent such compensation and any reimbursable expenses as may be due and undisputed under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination. All out-of-pocket expenses associated under the sub-paragraph for which the Accounting Agent seeks reimbursement must be pre-approved by this Fund in writing, such approval shall not be unreasonable withheld.


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      f.    This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

SECTION 10. SUCCESSOR ACCOUNTING AGENT.

      If a successor accounting agent for any Fund shall be appointed by a Fund, the Accounting Agent shall upon termination deliver to such successor agent at the office of the Accounting Agent all properties of such Fund held by it hereunder. If no such successor agent shall be appointed, the Accounting Agent shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

SECTION 11. GENERAL.

      SECTION 11.1 MASSACHUSETTS LAW TO APPLY. This Agreement shall be governed by, construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts excluding that body of law applicable to conflicts of law.

      SECTION 11.2 PRIOR AGREEMENTS. This Agreement supersedes and terminates, as of the date hereof, all prior agreements between any Fund and the Accounting Agent relating to fund accounting and recordkeeping services regarding such Fund.

      SECTION 11.3 ASSIGNMENT. No part or whole of this Agreement may be assigned by any party hereto without the prior consent in writing of (a) the Funds in the event of assignment by the Accounting Agent or (b) by the Accounting Agent in the event of assignment by any Fund, except that any party may, without such prior consent, assign to an entity controlling, controlled by or under common control with such party or to a successor of all of or a substantial portion of its business.

      SECTION 11.4 INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation of this Agreement, the Accounting Agent and the Funds may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of a Fund's governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

      SECTION 11.5 ADDITIONAL FUNDS. In the event that any management investment company in addition to those listed on Appendix A hereto desires to have the Accounting Agent render services as accounting agent under the terms hereof, it shall so notify the Accounting Agent in writing, and if the Accounting Agent agrees in writing to provide such services, such management investment company shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof with respect to such Fund.

      SECTION 11.6 ADDITIONAL PORTFOLIOS. In the event that any Fund establishes one or more series of Shares in addition to those set forth on Appendix A hereto with respect to which it desires to have the Accounting Agent render services as accounting agent under the terms hereof, it shall so notify the Accounting Agent in writing, and if the Accounting Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

      SECTION 11.7 REMOTE ACCESS SERVICES ADDENDUM. Each Fund and the Accounting Agent hereby agree to the terms of the Remote Access Services Addendum hereto.

      SECTION 11.8 CONFIDENTIALITY.

      a. Definition of term "Fund Confidential Information." The term "FUND CONFIDENTIAL INFORMATION" means any information that Fund discloses, whether in writing, electronically or orally, to Accounting Agent whether in tangible or intangible form which is identified as confidential at the time of disclosure or which by the circumstances of disclosure or nature of the information would be considered to be confidential. By way of example and not limitation, Fund Confidential Information includes: (i) any information concerning Fund's, its agents or licensors' technology, such as systems, source code, databases, hardware, software, programs, applications, engine protocols, routines, models, displays and manuals, including, without limitation, the selection, coordination, and arrangement of the contents thereof; and (ii) any information concerning Fund's, its agents or licensors' financial or business plans or operations, such as research activities and plans, marketing or sales plans, pricing or pricing strategies, operational techniques, internal controls, compliance policies, methods of operation, security procedures, strategic plans, customer information, and unpublished financial information, including information concerning revenues, profits and profit margins. Accounting Agent agrees that Fund will have no obligation to specifically identify by any notice or other action any information to which the protection of this Agreement extends. Without limiting the foregoing, to the extent disclosed to the Accounting Agent, portfolio holdings information of the Fund shall be deemed to be Confidential Information of the Fund until such time as such portfolio holdings information shall made in a public filing by the Fund. The Accounting Agent shall not purchase or sell securities or other investments on the basis of confidential portfolio holdings information of the Fund provided to the Accounting Agent and shall take reasonable steps to prevent any employee or agent of Accounting Agent from purchasing or selling securities or other investments on the same basis.

      b. Restrictions on Use. Without the prior written consent of Fund, Accounting Agent will not use any portion of Fund Confidential Information for any purpose other than for the services provided under this Agreement. Accounting Agent further agrees that:

      (i) it will hold Fund Confidential Information of Fund in the strictest confidence;

      (ii) it will exercise the same care with respect to Fund Confidential Information as it exercises with respect to its own proprietary and confidential information;

      (iii) it will not, without Fund's prior written consent, copy or disclose to any third party any portion thereof;

      (iv) it will notify immediately Fund of any unauthorized disclosure or use unless in and ownership of Fund Confidential Information resulting from such unauthorized disclosure or use by or through Accounting Agent; and

      (v) it will restrict dissemination of Fund Confidential Information to only those persons within or related to its organization who are involved in the delivery services provided under this Agreement, to Accounting Agent's regulatory authorities as required to comply with such regulatory authorities' request or order, and to Accounting Agent's examiners, auditors, directors and legal counsel to the extent Accounting Agent believes the same is reasonably required provided that Accounting Agent makes reasonable effort to notify such parties as to the confidential nature of the Fund Confidential Information.

      c. Exceptions. The foregoing shall not prohibit or limit Accounting Agent's use, disclosure, reproduction or dissemination of Fund Confidential Information which:

      (i) is or becomes public domain information or material through no fault or breach on the part of Accounting Agent;

      (ii) as demonstrated by the written records of Accounting Agent or otherwise, was already lawfully known (without restriction on disclosure) to Accounting Agent prior to the information being disclosed to Accounting Agent by Fund or any representative of Fund;

      (iii) has been or is hereafter rightfully furnished to Accounting Agent without restriction on disclosure by the Fund or a third person lawfully in possession thereof;

      (iv) has been independently developed, by or for Accounting Agent, without reference to Fund Confidential Information;

      (v) is requested or required to be disclosed pursuant to any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, where required by law, regulation, rule or self-regulatory organization rule, provided that, unless prohibited from doing so in such circumstance, the Accounting Agent notifies Fund as promptly as possible so that Fund may to have a reasonable opportunity to obtain a protective order or other form of protection against disclosure. Notwithstanding any such disclosure by Accounting Agent, such disclosure will not otherwise affect Accounting

            Agent's obligations hereunder with respect to Fund Confidential Information so disclosed which is retained by Accounting Agent; or

      (vi) is disclosed by the Accounting Agent with the prior written consent of the applicable Fund to disclose, which consent shall not be unreasonably withheld.

Any Fund Confidential Information in the possession of Accounting Agent that has been disclosed to it by Fund or any representative of Fund that is not within any of the exceptions above shall be considered confidential unless the Accounting Agent may demonstrate otherwise by records, documentation or other reasonable means.

      d. Equitable Relief. Accounting Agent agrees and acknowledges that any breach of this Section 11.8 may cause Fund irreparable harm for which monetary damages would be inadequate. Accordingly, Fund will be entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach of this Section 11.8 by Accounting Agent, as well as monetary damages.

      e. No Publicity. No party hereto will announce or disclose the existence of this Agreement, or its contents to any third party without the prior written consent of the other or except as may be required by law, in which case the party required to make such a disclosure will give the other party the maximum feasible prior notice of such disclosure.

      SECTION 11.9 NOTICES. Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telex, cable or telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To any Fund:                  [Name of Fund]
                              101 Montgomery Street
                              San Francisco, California 94104
                              Attention:  George M. Pereira, Treasurer and
                              Principal Financial Officer
                              Telephone:  415-636-3300
                              Telecopy:  415-667-3800

With a copy to:               Koji E. Felton, Secretary
                              101 Montgomery Street
                              San Francisco, California  94104
                              Telephone:  415-636-3461
                              Telecopy:  415-667-3440

To the Accounting Agent:      STATE STREET BANK AND TRUST COMPANY
                              1776 Heritage Drive
                              North Quincy, Massachusetts  02171
                              Attention:  James M. Keenan, Vice President
                              Telephone: 617-985-9422
                              Telecopy: 617-985-7575

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of cable twenty-four hours after dispatch and, in the case of telex, immediately on dispatch and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of cable, telex or telecopy on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

      SECTION 11.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement.

      SECTION 11.11 SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

      SECTION 11.12 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

      Section 11.13 MASSACHUSETTS BUSINESS TRUST. With respect to any Fund which is a party to this Agreement and which is organized as a Massachusetts business trust (in each case a "TRUST"), the term "Fund" (as used throughout this Agreement) means and refers to the trustees from time to time serving under the applicable trust agreement of such Trust, as the same may be amended from time to time (the "DECLARATION OF TRUST"). It is expressly agreed that the obligations of any such Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of such Trust personally, but bind only the trust property of the Trust as set forth in the applicable Declaration of Trust. In the case of each Trust, the execution and delivery of this Agreement on behalf of the Trust has been authorized by the trustees, and signed by an authorized officer of the Trust, in each case acting in such capacity and not individually, and neither such authorization by the trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually, but shall only bind the trust property of the Trust as provided in its Declaration of Trust.

                                 SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the date first above-written.

SIGNATURE ATTESTED TO BY:                 EACH REGULATED MANAGEMENT INVESTMENT
                                          COMPANY SET FORTH ON APPENDIX A HERETO

/s/ Michael Clinton                       By: /s/ George M. Pereira
------------------------                      ----------------------------------
Name: Michael Clinton                         George M. Pereira, Treasurer and
Title: Assistant Treasurer                       Principal Financial Officer

SIGNATURE ATTESTED TO BY:                 STATE STREET BANK AND TRUST COMPANY

/s/ Stephanie L. Poster                   By: /s/ Joseph L. Hooley
------------------------------------          ----------------------------------
Stephanie L. Poster, Vice President           Joseph L. Hooley, Executive Vice
                                              President

                                   APPENDIX A
                                       TO
                      MASTER ACCOUNTING SERVICES AGREEMENT


MANAGEMENT INVESTMENT COMPANIES AND PORTFOLIOS THEREOF, IF ANY

SCHWAB CAPITAL TRUST
Schwab International Index Fund
Schwab Small-Cap Index Fund
Schwab MarketTrack Growth Portfolio
Schwab MarketTrack Balanced Portfolio
Schwab MarketTrack Conservative Portfolio
Schwab MarketTrack All Equity Portfolio
Schwab S&P 500 Index Fund
Schwab Dividend Equity Fund
Schwab Small-Cap Equity Fund
Schwab Institutional Select S&P 500 Fund
Schwab Large Cap Growth Fund
Schwab Total Stock Market Index Fund
Schwab Financial Services Fund
Schwab Health Care Fund
Schwab Technology Fund
Schwab Target 2040 Fund
Schwab Target 2030 Fund
Schwab Target 2020 Fund
Schwab Target 2010 Fund
Schwab Retirement Income Fund
Schwab Premier Equity Fund
Schwab Core Equity Fund
Schwab Hedged Equity Fund
Laudus International MarketMasters Fund
Laudus U.S. MarketMasters Fund
Laudus Balanced MarketMasters Fund
Laudus Small-Cap MarketMasters Fund

SCHWAB ANNUITY PORTFOLIOS
Schwab MarketTrack Growth Portfolio II
Schwab S&P500 Portfolio
Schwab Money Market Portfolio

CHARLES SCHWAB FAMILY OF FUNDS
Schwab Money Market Fund
Schwab Value Advantage Money Fund
Schwab Retirement Advantage Money Fund
Schwab Retirement Money Fund
Schwab Government Money Fund
Schwab U.S. Treasury Money Fund
Schwab Municipal Money Fund
Schwab California Municipal Money Fund
Schwab New York Municipal Money Fund
Schwab Florida Municipal Money Fund
Schwab Massachusetts Municipal Money Fund
Schwab Pennsylvania Municipal Money Fund
Schwab New Jersey Municipal Money Fund
Schwab Cash Reserves Fund
Schwab Advisor Cash Reserves Fund


                                       (i)

SCHWAB INVESTMENTS
Schwab 1000 Index Fund
Schwab Short-Term Bond Market Fund
Schwab Total Bond Market Fund
Schwab California Short/Intermediate Tax-Free Bond Fund
Schwab California Long-Term Tax-Free Bond Fund
Schwab Short/Intermediate Tax-Free Bond Fund
Schwab Long-Term Tax-Free Bond Fund
Schwab Yield Plus Fund
Schwab GNMA Fund
Schwab California Tax-Free YieldPlus Fund
Schwab Tax-Free YieldPlus Fund


                                      (ii)

                                    EXHIBIT A
                                       TO
                    MASTER FUND ACCOUNTING SERVICES AGREEMENT

                       FORM OF PRICE SOURCE AUTHORIZATION


                                      (i)

                                   SCHEDULE A
                                       TO
                  MASTER FUND ACCOUNTING AND SERVICES AGREEMENT

                                LIST OF SERVICES

a.    Record general ledger entries;

b.    Calculate daily expenses;

c.    Calculate daily income;

d.    Reconcile daily activity to the trial balance;

e.    Calculate net asset value;

f.    Prepare account balances;

g. Verify the underlying fund net asset values and reconcile the positions with the Portfolio's recordkeeping agent for any Fund-of Funds;

h.    Maintain historical tax lots for each asset;

i.    Record investment purchases and sales;

j. Monitor the activities of the Custodian, including, but not limited to, the daily reconciliation of cash and investment positions;

k. Record the capital share activities and reconcile such activities daily with the Transfer Agent;

l. Assist in reporting the cash balances available for investment for each of the next five business days;

m. Assist in monitoring daily collateral asset segregation for futures and other financial instruments;

n. Assist in preparing for review and approval by officers of the Trust the Investment Funds' financial information contained within the Trust's semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

o. Assist in the preparation of annual fund expense budgets, perform accrual analyses and rollforward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust's expenses, review calculations of fees paid to the


                                      (i)

      Trust's investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

p. Prepare SEC-yield, portfolio turnover rate and average weighted maturity for money market funds, calculated in accordance with applicable U.S. securities laws and regulations and as may be reasonably requested by fund management;

q. Prepare and furnish total return performance information, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by fund management;

r. In conjunction with the Trust's Principal Financial Officer, assist in preparing for and coordinating the Trust's annual audit of its financial statements;

s. Assist in the calculation of (pre-declaration) periodic income distributions and annual minimum distributions;

t.    Assist in preparing and disseminating vendor survey information;

u. Assist in maintaining certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

v. Assist in developing guidelines and procedures to improve overall compliance by the Trust;

w. Consult with the Trust's officers, independent accountants, legal counsel, custodian, fund accountant, distributor, and transfer agent in establishing the accounting policies of the Trust;

x. Assist the Trust in the handling of routine regulatory examinations and work with the Trust's legal counsel in response to any non-routine regulatory matters;

y. Assist in computing tax basis provisions for both excise and income tax purposes;

z.    Coordinate Forms 1042/1042S with the Trust's transfer agent; and

aa. Provide periodic certifications and reasonable documentation to the Chief Compliance Officer of the Trust in connection with Rule 38a-1 of the 1940 Act.


                                      (ii)

                                   SCHEDULE B
                                       TO
                  MASTER FUND ACCOUNTING AND SERVICES AGREEMENT

INFORMATION REQUIRED TO BE SUPPLIED       RESPONSIBLE PARTY
-----------------------------------       -----------------
Portfolio Trade Authorizations            Investment Adviser
Currency Transactions                     Investment Adviser
Cash Transaction Report                   Custodian
Portfolio Prices                          Third Party Vendors/Investment Adviser
Exchange Rates                            Third Party Vendors/Investment Adviser
Capital Stock Activity Report             Transfer Agent
Dividend/Distribution Schedule            Investment Adviser
Dividend/Distribution Declaration         Investment Adviser
Dividend Reconciliation/Confirmation      Transfer Agent
Corporate Actions                         Custodian
Service Provider Fee Schedules            Investment Adviser
Expense Budget                            Investment Adviser/Administrator
Amortization Policy                       Investment Adviser
Accounting Policy/Complex Investments     Investment Adviser
Audit Management Letter                   Auditor
Annual Shareholder Letter                 Investment Adviser
Annual/Semi-Annual Reports                Investment Adviser/Administrator


                                      (i)

                    [ATTACH: REMOTE ACCESS SERVICES ADDENDUM]


                                      (i)